Exhibit 1

AGREEMENT OF JOINT FILING

AIRGAS, INC.

COMMON STOCK

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and among them to the joint filing on behalf of them of a Statement on Schedule 13D and any and all amendments thereto, with respect to the above referenced securities and that this Agreement be included as an Exhibit to such filing.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same Agreement.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of this 12th day of April, 2010.

JGD MANAGEMENT CORP.

By:	/s/ Adam J. Semler
Adam J. Semler
Chief Operating Officer

YORK CAPITAL MANAGEMENT GLOBAL ADVISORS, LLC

By:	/s/ Adam J. Semler
Adam J. Semler
Chief Operating Officer